Exhibit 10.3
STONE ENERGY CORPORATION
EMPLOYEE CHANGE OF CONTROL
SEVERANCE PLAN
(as amended and restated)
     The STONE ENERGY CORPORATION EMPLOYEE CHANGE OF CONTROL SEVERANCE PLAN (the “Plan”) is hereby amended and restated, effective as of December 7, 2007, pursuant to the authorization of the Board of Directors of STONE ENERGY CORPORATION (the “Company”). The Plan has been established to provide financial security to Covered Employees in the event of a Change of Control of the Company and replaces in full the Company’s present Employee Change of Control Severance Policy.
I .
DEFINITIONS AND CONSTRUCTION
     1.1 Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.
     “Annual Pay” shall mean the annual rate of base compensation or annualized rate of base wages of a Covered Employee in effect immediately prior to the Change of Control.
     “Board” shall mean the Board of Directors of the Company or its successor.
     “Cause” shall mean any termination of a Covered Employee’s employment by reason of the Covered Employee’s: (1) willful and continued failure to perform substantially the Covered Employee’s duties (other than any such failure resulting from the Covered Employee’s incapacity due to physical or mental illness) after written notice of such failure has been given to the Covered Employee specifying in detail such failure and the Covered Employee has had a reasonable period (not to exceed 30 days) to correct such failure; (2) conviction (or plea of nolo contendere) for any felony or any other crime which involves moral turpitude; (3) gross negligence or willful misconduct in the performance of the Covered Employee’s duties; provided, however, that no act or failure to act on the part of the Covered Employee shall be considered “gross negligence” or “willful misconduct” if done or omitted to be done by the Covered Employee in good faith and in the reasonable belief that such act or failure to act was in the best interest of the Employer or its affiliate; (4) breach or violation of any material provision of any material policy of the Employer or its affiliate, which, if capable of being remedied, remains unremedied by the Covered Employee for more than 10 days after written notice thereof is given to the Covered Employee by the Employer or its affiliate; or (5) dishonesty, theft, fraud, embezzlement or misappropriation against the Employer or its affiliate.

     “Change in Duties” shall mean the occurrence, on or within six months after the date upon which a Change of Control occurs, of any one or more of the following:
     (1) a material diminution in the authority, duties or responsibilities of a Covered Employee from those applicable to him immediately prior to the date on which the Change of Control occurs;
     (2) a material reduction in a Covered Employee’s rate of Annual Pay; or
     (3) a change in the location of a Covered Employee’s principal place of employment by more than 50 miles from the location where he was principally employed immediately prior to the date on which the Change of Control occurs, unless such relocation is agreed to in writing by the Covered Employee; provided, however, that a relocation scheduled prior to the date of the Change of Control shall not constitute a Change in Duties.
     “Change of Control” shall be deemed to have occurred for purposes of this policy if the event set forth in any one of the following paragraphs shall have occurred:
(A) any person (a “person or entity”) is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities, excluding any person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (C) below; or
(B) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals, who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
(C) there is consummated a scheme of arrangement, merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such scheme of arrangement, merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least sixty-five percent (65%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a scheme of arrangement, merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company of its affiliates of a business) representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities; or
(D) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least sixty-five percent (65%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
     Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
     “Committee” shall mean the Compensation Committee of the Board, or, if no Compensation Committee exists, the Board. The Committee may delegate all or part of its authority as it may choose to the Vice President of Human Resources of the Company.
     “Covered Employee” shall mean any individual who, immediately prior to the Change of Control, is a regular employee of the Employer who is normally scheduled to work 30 or more hours per week, other than any individual who (i) is an Officer or (ii) is, or is treated by the Company as being, a consultant, independent contractor or part-time employee.
     “Employer” shall mean the Company and each eligible entity designated as an Employer in accordance with the provisions of Section 4.4 of the Plan.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “Health Benefit Coverages” shall mean coverage under each group health plan sponsored or contributed to by the Employer (or following the Change of Control, by an affiliate of the Employer that employs the Covered Employee) for its similarly situated active employees.
     “Involuntary Termination” shall mean any termination of the Covered Employee’s employment with the Employer that occurs on or following a Change of Control but not later than six months after the Change of Control, and which:
     (1) is a termination of the Covered Employee by the Employer other than for Cause; or

     (2) is a resignation by the Covered Employee due to a Change in Duties;
provided, however, that the term ‘Involuntary Termination’ shall not include: (i) a termination by the Employer for Cause; (ii) any termination as a result of a Covered Employee’s death or disability under circumstances entitling him to benefits under the long-term disability plan of the Employer; or (iii) any termination as a result of a Covered Employee declining to accept an offer of comparable employment from a successor employer. For purposes of clause (iii), comparable employment shall mean employment that would not result in a Change in Duties for the Covered Employee. For a resignation to be “due to a Change in Duties,” the Covered Employee must first notify the Employer in writing of the Change of Duties event within 30 days of the initial existence of the Change of Duties event, and the Employer shall then have 30 days from its receipt of such notice to remedy the event and if the Employer fails to timely remedy the event, the Covered Employee may terminate his employment “due to a Change in Duties” in the seven day period following the Employer’s failure to remedy the event. Such Involuntary Termination by the Covered Employee due to a Change of Duties shall be deemed to be within six months after the Change of Control if the initial existence of the Change in Duties occurred within six months after the Change of Control.
     “Officer” shall mean an employee of an Employer who holds the title of chief executive officer, president, chief financial officer, vice president, senior vice president or executive vice president of an Employer.
     “Release” shall mean a general release, substantially in the form attached hereto, from the Eligible Employee that releases the Company and its affiliates from employment related claims.
     “Week’s of Pay” shall mean 1/52 of the Covered Employee’s Annual Pay.
     “Year of Service” shall mean the Covered Employee’s period of continuous employment (in days) with the Employer and its affiliates as of the date of Involuntary Termination, including predecessors and successors, divided by 365, and disregarding any resulting fractional years.
     1.2 Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in this Plan, shall be deemed to include the feminine gender.
     1.3 Headings. The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Plan, the text will control.

II .
CHANGE OF CONTROL AND SEVERANCE BENEFITS
     2.1 Change of Control Benefits. On or immediately prior to a Change of Control,
          (a) each Covered Employee will receive a lump sum cash payment equal to the product of (i) the number of “restricted shares” of Company stock that the employee would have received under the Company’s stock plan but did not receive for his or her targeted long-term stock incentive award, if any, for the calendar year in which the Change of Control occurs times (ii) the price per share of the Company’s common stock utilized in effecting the Change of Control, provided that such amount shall be prorated by multiplying such amount by the number of full months that have elapsed from January 1 of that calendar year to the effective date of the Change of Control and then dividing the result by twelve (12);
          (b) the Company shall cause each unexercised “in-the-money” stock option granted to a Covered Employee pursuant to any of the Company’s stock option plans or stock incentive plans to be cancelled for cash equal to the excess, if any, of the product of (i) the number of shares of Company stock issuable upon exercise of such stock options and (ii) the cash consideration to be determined by the Board in connection with the Change of Control over the aggregate exercise price of such stock options;
          (c) all then remaining vesting restrictions with respect to any of the Company’s restricted stock awards issued or issuable to a Covered Employee pursuant to any of the Company’s stock incentive plans shall expire and the restricted shares shall be treated as the Company’s common shares; and
          (d) the Company will contribute to its 401(k) plan (the “401(k) Plan”) a matching amount for the participants equal to $1.00 for every $2.00 contributed as a 401(k) contribution (other than a 401(k) catch-up contribution) by the participants in the 401(k) Plan for the period from January 1 in the calendar year of the Change of Control through the effective date of the Change of Control, less any matching amounts previously contributed to the 401(k) Plan for such period, if any. Such matching contribution shall be credited to the 401(k) Plan participants’ accounts according to the terms of the 401(k) Plan, up to a total maximum matching contribution for an individual participant’s account that does not exceed the limit authorized by the Internal Revenue Code for such contribution.
     If, for purposes of Section 409A of the Internal Revenue Code, it is determined that the Covered Employee has a “vested right” prior to the Change of Control to one or more of the above benefits, then such benefits shall be paid only if the Change of Control is also a “change of control event,” within the meaning of Section 409A and the regulations thereunder.
     2.2 Severance Payments. Subject to the provisions of Sections 2.3, 2.5 and 4.12 hereof, if a Covered Employee incurs an Involuntary Termination, upon his Release becoming irrevocable, such Covered Employee shall be entitled to receive the following severance benefits:
          (a) a lump sum cash payment equal to the sum of (i) the product of the Covered Employee’s Week’s of Pay and each full Year of Service as of his termination date, plus (ii) one Week’s of Pay for each full $10,000 of Annual Pay; however, the sum of (i) and (ii) shall not be less than 12 Week’s of Pay nor exceed 52 Week’s of Pay;

          (b) a lump sum cash severance payment equal to 100% of the Eligible Employee’s annual targeted bonus opportunity for the calendar year in which the Involuntary Termination occurs, provided that such amount shall be prorated by multiplying such amount by the number of days that have elapsed from January 1 of that calendar year to the date of the Involuntary Termination and dividing the result by 365;
          (c) the continuation of the Health Benefit Coverages for himself and, where applicable, his eligible dependents for the remainder, if any, of the 6-month period following the date of the Change of Control, at a cost to the Covered Employee that is equal to the cost for an active employee for similar coverage. The Covered Employee may choose to continue some or all of such Health Benefit Coverages. If at any time on or after a Covered Employee’s Involuntary Termination any health benefit plan in which he has elected to continue his coverage either is terminated or ceases to provide coverage to him or his covered beneficiaries for any reason, including, without limitation, by its terms or the terms of an insurance contract providing the benefits of such plan or, with respect to a group health plan, such plan no longer being subject to the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), then Health Benefit Coverages shall mean an economically equivalent cash payment for coverage equivalent to the coverage that is provided (or if the plan has been terminated, that would have been provided but for such termination) for similarly situated active employees, plus, where applicable, a gross-up payment to the Covered Employee to reflect the loss of tax benefits associated with his “lost” employer-provided health plan coverage benefit(s). With respect to the obligation of the Company to provide continued health plan coverage hereunder, the Company shall take all actions necessary such that the coverage is provided in a manner that satisfies the requirements of Sections 105 and 106 of the Internal Revenue Code such that the health benefits received are not includible in the individual’s taxable income. The subsidized COBRA Health Benefit Coverage(s) provided hereunder shall immediately end upon the Covered Employee’s obtainment of new employment and eligibility for health benefit plan coverage(s) similar to that being continued (with the Covered Employee being obligated hereunder to promptly report such eligibility to the Employer);
          (d) without regard to the Release requirement, a lump sum, within 30 days of such termination, equal to his earned, but unpaid Annual Pay up to the date of his Involuntary Termination; and
          (e) the Covered Employee will be eligible to receive outplacement services, the duration and costs for which shall be determined by the then prevailing practice of the Company’s Human Resources Department concerning outplacement services for employees, but such services shall be reasonable under the circumstances.
     2.3 Release and Full Settlement. Anything to the contrary herein notwithstanding, as a condition to the receipt of any severance payments or benefits under Section 2.2 (a) through (c) above, a Covered Employee whose employment has been subject to an Involuntary Termination must, within 45 days of his Involuntary Termination, execute a Release, in substantially the form attached hereto as Attachment 1, releasing the Committee, the Plan fiduciaries, the Employer, and the Employer’s parent corporation, subsidiaries, affiliates, shareholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character including, but not limited to, all claims or causes of action arising out of such Covered Employee’s employment with the Employer or the termination of such employment, but excluding all claims to benefits and payments the Covered Employee may have under any compensation or benefit plan, program or arrangement, including this Plan. The performance of the Employer’s obligations hereunder and the receipt of any benefits provided hereunder by such Covered Employee shall constitute full settlement of all such claims and causes of action.
     2.4 No Mitigation. A Covered Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Article II by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Article II be reduced by any compensation or benefit earned by the Covered Employee as the result of employment by another employer or by retirement benefits, except as provided in Section 2.2(c) with respect to Health Benefit Coverage and in Section 2.6 with respect to the coordination of severance benefits hereunder with other agreements providing severance benefits. Subject to the foregoing, the benefits under the Plan are in addition to any other benefits to which a Covered Employee is otherwise entitled.
     2.5 Severance Pay Plan Limitation. This Plan is intended to be an employee welfare benefit plan within the meaning of section 3(1) of ERISA and the Labor Department regulations promulgated thereunder. Therefore, anything to the contrary herein notwithstanding, in no event shall any Covered Employee receive total severance payments under Section 2.2 of the Plan that exceed the equivalent of twice such Covered Employee’s “annual compensation” (as such term is defined in 29 CFR § 2510.3-2(b)(2)) during the year immediately preceding his Involuntary Termination. If total severance payments under Section 2.2 of the Plan to a Covered Employee would otherwise exceed the limitation in the preceding sentence, the amount payable to such Covered Employee pursuant to Section 2.2 shall be reduced in order to satisfy such limitation.
     2.6 Coordination with Other Arrangements. Any Covered Employee who is a party to an individual employment or severance agreement or covered by another similar Change of Control or severance plan (“Other Plan”) of the Employer and who becomes eligible for severance payments and benefits as provided in Section 2.2 of this Plan, shall receive such severance payments and benefits as provided under Section 2.2 of this Plan, but such payments and benefits shall be “offset” or reduced by any severance payments or benefits provided to such Covered Employer under any such Other Plan.

III .
ADMINISTRATION OF PLAN
     3.1 Committee’s Powers and Duties. The Company shall be the named fiduciary and shall have full power to administer the Plan in all of its details, subject to applicable requirements of law. The duties of the Company shall be performed by the Committee. It shall be a principal duty of the Committee to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan. For this purpose, the Committee’s powers shall include, but not be limited to, the following authority, in addition to all other powers provided by this Plan:
          (a) to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;
          (b) to interpret the Plan and all facts with respect to a claim for payment or benefits, its interpretation thereof to be final and conclusive on all persons claiming payment or benefits under the Plan;
          (c) to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;
          (d) to make a determination as to the right of any person to a payment or benefit under the Plan (including, without limitation, to determine whether and when there has been a termination of a Covered Employee’s employment and the cause of such termination and the amount of such payment or benefit);
          (e) to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering the Plan;
          (f) to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;
          (g) to sue or cause suit to be brought in the name of the Plan; and
          (h) to obtain from the Employer and from Covered Employees such information as is necessary for the proper administration of the Plan.
     3.2 Member’s Own Participation. No member of the Committee may act or vote in a decision of the Committee specifically relating to himself as a participant in the Plan.
     3.3 Indemnification. The Employer shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.
     3.4 Compensation, Bond and Expenses. The members of the Committee shall not receive compensation with respect to their services for the Committee. To the extent required by applicable law, but not otherwise, Committee members shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.
     3.5 Claims Procedure. Any employee that the Committee determines is entitled to a benefit under the Plan is not required to file a claim for benefits. Any employee who is not paid a benefit and who believes that he is entitled to a benefit or who has been paid a benefit and who believes that he is entitled to a greater benefit may file a claim for benefits under the Plan in writing with the Committee. In any case in which a claim for Plan benefits by a Covered Employee is denied or modified, the Committee shall furnish written notice to the claimant within 90 days after receipt of such claim for Plan benefits (or within 180 days if additional information requested by the Committee necessitates an extension of the 90-day period and the claimant is informed of such extension in writing within the original 90-day period), which notice shall:
          (a) state the specific reason or reasons for the denial or modification;
          (b) provide specific reference to pertinent Plan provisions on which the denial or modification is based;
          (c) provide a description of any additional material or information necessary for the Covered Employee or his representative to perfect the claim, and an explanation of why such material or information is necessary; and
          (d) explain the Plan’s claim review procedure as contained herein.
In the event a claim for Plan benefits is denied or modified, if the Covered Employee or his representative desires to have such denial or modification reviewed, he must, within 60 days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Covered Employee or his representative may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within 60 days following such request for review the Committee shall, after providing a full and fair review, render its final decision in writing to the Covered Employee and his representative, if any, stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such 60-day period, the Committee’s decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Covered Employee and his representative, if any, prior to the commencement of the extension period. Any legal action with respect to a claim for

Plan benefits must be filed no later than one year after the later of (1) the date the claim is denied by the Committee or (2) if a review of such denial is requested pursuant to the provisions above, the date of the final decision by the Committee with respect to such request.
IV .
GENERAL PROVISIONS
     4.1 Funding. The benefits provided herein shall be unfunded and shall be provided from the Employer’s general assets.
     4.2 Cost of Plan. Except as provided in Section 2.2(c), the entire cost of the Plan shall be borne by the Employer and no contributions shall be required of the Covered Employees.
     4.3 Plan Year. The Plan shall operate on a calendar year basis.
     4.4 Other Participating Employers. The Committee may designate any entity eligible by law to participate in this Plan as an Employer by written instrument delivered to the Secretary of the Company and the designated Employer. Such written instrument shall specify the effective date of such designated participation, may incorporate specific provisions relating to the operation of the Plan which apply to the designated Employer only and shall become, as to such designated Employer and its employees, a part of the Plan. Each designated Employer shall be conclusively presumed to have consented to its designation and to have agreed to be bound by the terms of the Plan and any and all amendments thereto upon its submission of information to the Committee required by the terms of or with respect to the Plan; provided, however, that the terms of the Plan may be modified so as to increase the obligations of an Employer only with the consent of such Employer, which consent shall be conclusively presumed to have been given by such Employer upon its submission of any information to the Committee required by the terms of or with respect to the Plan.
     4.5 Amendment and Termination. The Plan may be terminated or amended from time to time at the discretion of the Board; provided, however, that notwithstanding the foregoing, the Plan may not be amended or terminated to adversely affect the benefits or potential rights to benefits (contingent or otherwise) of any Covered Employee then covered under the Plan for a period of twelve months following amendment or termination of the Plan. For purposes of this Section, a change in the designation of participating Employers by the Committee pursuant to Section 4.4 shall be deemed to be an amendment to the Plan. The Plan shall remain in full force and effect unless and until terminated by the Board to be evidenced by resolution in the minutes of the Board. Notwithstanding the foregoing, however, in the event of a Change of Control during the existence of the Plan, the term of the Plan shall automatically be extended for twelve (12) months following the date of such Change of Control. The Employer’s obligation to make all payments and provide benefits that have become payable as a result of an Involuntary Termination occurring during the term shall survive any termination of the Plan.
     4.6 Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Employer or to restrict the right of the Employer to discharge any person at any time nor shall the Plan be deemed to give the Employer the right to require any person to remain in the employ of the Employer or to restrict any person’s right to terminate his employment at any time.
     4.7 Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     4.8 Nonalienation. Covered Employees shall not have any right to pledge, hypothecate, anticipate or assign benefits or rights under the Plan, except by will or the laws of descent and distribution.
     4.9 Effect of Plan. Except with respect to individuals that are not Covered Employees, this Plan is intended to supersede all prior oral or written policies of the Employer and all prior oral or written communications to Covered Employees with respect to the subject matter hereof, and all such prior policies or communications are hereby null and void and of no further force and effect. Further, this Plan shall be binding upon the Employer and any successor of the Employer, by merger or otherwise, and shall inure to the benefit of and be enforceable by the Employer’s Covered Employees.
     4.10 Taxes. The Employer or its successor may withhold from any amounts payable to a Covered Employee under the Plan such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     4.11 Governing Law. The Plan shall be interpreted and construed in accordance with the laws of the State of Louisiana without regard to conflict of laws principles, except to the extent preempted by federal law.
     4.12 Section 409A. Notwithstanding anything in this Plan to the contrary, if on the date of the Covered Employee’s separation from service the Covered Employee is a “specified employee,” as defined in Section 409A of the Code, then all or such portion of any severance payments, benefits, or reimbursements under this Agreement that would be subject to the additional tax provided by Section 409A(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the first day of the seventh month following his separation from service date (or, if earlier, the Covered Employee’s date of death) and shall be paid as a lump sum (without interest) on such date. No payment shall be made under this Plan prior to the date the Covered Employee incurs a “separation from service,” within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder.

     EXECUTED this December 7, 2007.
STONE ENERGY CORPORATION
By: /s/ David H. Welch
Name: David H. Welch
Title: President and Chief Executive Officer